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                                                                      Exhibit 21



                           SUBSIDIARIES OF REGISTRANT


Autocam International Sales Corporation

Autocam Acquisition, Inc.

Autocam Laser Technologies, Inc.

Autocam-Pax, Inc.

Autocam South Carolina, Inc.



                                      E-88